Exhibit T3B.13

WALTER MANAGEMENT HOLDING COMPANY LLC

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Walter Management Holding Company LLC (the “Company”), dated and effective as of December 31, 2015 (the “Effective Date”), by Green Tree Credit Solutions LLC, as the sole member (the “Managing Member”), amends and restates the limited liability company agreement of the Company of effect immediately prior to the date hereof. The Managing Member and any other Members admitted from time to time in accordance with the terms hereof are individually referred to herein as a “Member” and collectively referred to herein as the “Members”.

WITNESSETH:

WHEREAS, the Company was formed as a limited liability company under the Limited Liability Company Act of the State of Delaware (the “Act”) pursuant to the filing of the Certificate of Formation of the Company (the “Certificate of Formation”) on April 4, 2003 and that certain Limited Liability Company Agreement, dated as of April 4, 2003 (the “Original LLC Agreement”), by Green Tree MH LLC (formerly known as CFN MH LLC), as the sole member of the Company (the “Original Member”);

WHEREAS, the Original LLC Agreement was amended and restated in its entirety by that certain Amended and Restated Limited Liability Company Agreement, dated as of May 19, 2003 (the “Amended LLC Agreement”), by the Original Member, in order to, among other things, change the name of the Company;

WHEREAS, the Amended LLC Agreement was amended and restated in its entirety by that certain Second Amended and Restated Limited Liability Company Agreement, dated as of July 1, 2015 (the “Second Amended LLC Agreement”), by Green Tree Investment Holdings II LLC (“GTIH”), in connection with an internal reorganization and whereby the Company became a wholly-owned, direct subsidiary of the GTIH;

WHEREAS, the Certificate of Formation of the Company was amended on November 3, 2015 pursuant to the filing of the Certificate of Amendment of Certificate of Formation of the Company, whereby the name of the Company was amended from “Green Tree Licensing LLC” to “Walter Management Holding Company LLC”;

WHEREAS, in connection with a subsequent internal reorganization, GTIH was merged with and into the Managing Member; and

WHEREAS, the Managing Member desires to amend and restate the Second Amended LLC Agreement in its entirety upon the terms and conditions hereinafter set forth, in order to, among other things, change the name and the Managing Member of the Company.

NOW, THEREFORE, the undersigned hereby agree as follows:

1. Formation and Name.

The Company was formed as a limited liability company under the Act pursuant to the filing of the Certificate of Formation and the Original LLC Agreement, which was subsequently amended and restated by the Amended LLC Agreement and the Second Amended LLC Agreement. The Managing Member hereby agrees to amend and restate the Second Amended LLC Agreement in its entirety upon the terms and conditions hereinafter set forth. The name of the limited liability company is Walter Management Holding Company LLC. The business of the Company may be conducted under any other name deemed necessary or desirable by the Members in order to comply with local law.

The undersigned resolves to continue the Company as a limited liability company pursuant to the provisions of the Act and of this Agreement and resolve that its rights and liabilities shall be as provided in the Act for members except as provided herein.

2. Purpose.

The Company was formed for the object and purpose of, and the Company’s business is, to engage in any and all lawful acts and activities for which limited liability companies may be organized under the Act and to engage in any and all activities necessary or incidental to the foregoing.

3. Principal Place of Business.

The principal office of the Company shall be located at c/o 345 St. Peter Street, Saint Paul, Minnesota 55102, or such other place as the Managing Member may designate from time to time.

4. Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall continue to be c/o The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

5. Duration.

The Company shall continue in existence perpetually unless the Company is dissolved and its affairs wound up in accordance with the Act or this Agreement. The Members may terminate this Agreement and dissolve the Company at any time.

6. Fiscal Year.

The fiscal year of the Company shall begin on January 1 of each year and end on December 31 of that year.

7. Members.

Unless other Members are admitted pursuant to the terms hereof, the Managing Member shall be the sole member of the Company. The Members hereby resolve to operate the Company in accordance with the terms of this Agreement.

The Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including, without limitation, all powers, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware.

8. Management.

(a) Except for decisions or actions requiring the unanimous approval of the Members as provided by non-waivable provisions of the Act or applicable law, (A) the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Managing Member and (B) the Managing Member may make all decisions and take all actions for the Company as in its sole discretion it deems necessary or appropriate to carry out the purposes for which the Company is being formed under this Agreement and to further the interests of the Members.

(b) (i) The Managing Member shall have the authority and duties in the management of the Company as are normally associated with the chief executive officer of an entity. The Managing Member shall have the power to act, in the name and on behalf of the Company, to do all things reasonably necessary for the performance of the Company’s day-to-day operations.

(ii) The Managing Member may, from time to time, designate one or more persons to be officers of the Company (“Officers”). The names of the persons designated as the Officers of the Company as of the date hereof are set forth in Schedule A hereto, such persons to serve in such offices until resignation or removal by the Managing Member. Any Officer so designated shall have such authority and perform such duties as the Managing Member delegates; provided that the Managing Member shall not delegate its responsibility for the overall management and supervision of the Company. The Managing Member may assign titles to particular Officers, and the assignment of such title shall constitute the delegation to such Officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such Officer by the Managing Member pursuant to this Section 8(b). Each Officer shall hold office for the term for which such Officer is designated and until his or her successor shall be duly designated and shall qualify or until his or her death, resignation or removal (with or without cause) by the Managing Member. Any person may hold any number of offices. No Officer need be a manager, a Member, a Delaware resident or a United States citizen. Designation of such a person as an Officer of the Company shall not of itself create any contract rights in such person.

(iii) Any Officer of the Company may be removed as such, with or without cause, by the Managing Member; provided, however, that such removal shall be without prejudice to the contract rights (including without limitation any rights to indemnification and advancement of expenses under any contract or under any by-laws of the Company or any subsidiary of the Company), if any, of the person so removed. Any Officer of the Company may resign as such at any time upon written notice to the Managing Member. Such resignation shall take effect at the time specified therein, or if no time is specified therein, at the time of its receipt by the Managing Member. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

(iv) Any vacancy occurring in any office of the Company may be filled by the person designated by the Managing Member.

(v) No Officer of the Company shall be entitled to any interest by reason of serving as an Officer. The Managing Member shall not be entitled to any interest or compensation by reason of serving as a Managing Member.

(vi) Each Officer of the Company is an agent of the Company for the purpose of the business of the Company in accordance with this Agreement, and the act of each Officer for apparently carrying on the ordinary course of business of the Company binds the Company, unless (A) the Officer so acting has in fact no authority to act for the Company in the particular matter and (B) the person with whom such Officer is dealing has knowledge of the fact that such Officer has no such authority. An act of an Officer that is not apparently carrying on the ordinary course of business of the Company does not bind the Company unless authorized by the Managing Member.

9. Capital Contributions.

Capital contributions shall be made in cash or in other assets as may be agreed by the Managing Member. No Member shall be entitled to withdraw any part of its capital contribution from, or receive any distributions from, the Company except as provided in Sections 13 and 15.

10. Allocations of Profits and Losses/Distributions.

All profits and losses of the Company shall be allocated to the Members pro rata in accordance with their percentage interests in the Company, if any. As of the Effective Date, the Managing Member has a 100% limited liability company interest in the Company. All distributions by the Company shall be allocated in the same proportion as profits and losses.

11. Tax Status.

It is intended that the Company shall be disregarded as an entity separate from its owner for federal, state and local income tax purposes.

12. New Members/Transfers.

New Members of the Company may be admitted only with the consent of the Managing Member. In the event of such admission, this Agreement shall be amended and/or restated, as determined by the Managing Member. No Member may sell, assign, pledge, hypothecate or otherwise transfer his or her interest in the Company without the consent of the Managing Member.

13. Withdrawals.

Subject to the requirements of applicable law, a Member may withdraw all or a portion of its capital from the Company at any time. Withdrawals may be in cash or in securities or other instruments held by the Company.

14. Limited Liability of Members.

Except as otherwise provided in the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

15. Liquidation and Dissolution.

(a) Except as otherwise required by the Act or this Agreement, the Company shall have perpetual existence unless the Managing Member and the holders of at least a majority of the Company’s limited liability company interests shall elect to dissolve the Company or there is an entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) The death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member shall not cause the Company to be dissolved or its affairs to be wound up, and upon the occurrence of any such event, the Company shall be continued without dissolution.

16. Winding up Affairs and Distribution of Assets.

(a) Upon a winding up of the Company, the Managing Member shall be the liquidating Member (the “Liquidating Member”) and shall proceed to wind up the affairs of the Company, liquidate the remaining property and assets of the Company and wind-up and terminate the business of the Company. The Liquidating Member shall cause a full accounting of the assets and liabilities of the Company to be taken and shall cause the assets to be liquidated and the business to be wound up as promptly as possible by either or both of the following methods: (1) selling the Company assets and distributing the net proceeds therefrom (after the payment of Company liabilities) to each Member in accordance with Section 10 hereof; or (2) distributing the Company assets to the Members in kind in accordance with Section 10 hereof (after adequate provision for all liabilities and expenses shall have been made).

(b) If the Company shall employ method (1) as set forth in Section 16(a) in whole or part as a means of liquidation, then the proceeds of such liquidation shall be applied, to the extent permitted by law, in the following order of priority: (i) first, to the expenses of such liquidation; (ii) second, to creditors (including Members who are creditors) in satisfaction of all of the Company’s debts and other liabilities, whether by payment or the making of a reasonable reserve to provide for payment thereof (to be held and disbursed, at the discretion of the Liquidating Member, by an escrow agent selected by the Liquidating Member and at the expiration of such period as the Liquidating Member may deem advisable, the balance remaining in such reserve shall be distributed as provided herein), other than liabilities for distributions to Members and former Members under Section 18-601 or Section 18-604 of the Act; (iii) third, to Members and former Members in satisfaction of liabilities for distributions under Section 18-601 or Section 18-604 of the Act; and (iv) fourth, to the Members in accordance with Section 10 hereof.

(c) In connection with the liquidation of the Company, the Members severally, jointly, or in any combination upon which they may agree, shall have the first opportunity to make bids or tenders for all or any portion of the assets of the Company, and such assets shall not be sold to an outsider except only for a price higher than the highest and best bid of a single Member, the Members jointly, or a combination of Members. Any bid made by a Member or Members for all or any portion of the assets shall be made, if at all, within 30 days after the Liquidating Member or any other Member shall have requested such bids. A copy of each bid shall be delivered by the Liquidating Member to each Member. Unless otherwise agreed by all Members, no Member shall be entitled to raise its bid after submission thereof, whether in response to a bid received by the Company from any other Member or third party, or otherwise.

17. Amendments.

The Members may amend this Agreement at any time by a written instrument signed by each of the Members and filed with the books and records of the Company. Pending any replacement or amendment of this Agreement, it is intended that the provisions of the Act be controlling as to any matters not set forth in this Agreement.

18. Indemnification.

Any Person made, or threatened to be made, a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was (a) a Member, or (b) an employee, officer, director, shareholder, member, limited partner or partner of a Member, or (c) such other Persons (including employees of the Company) as the Managing Member may designate from time to time, in its sole and absolute discretion (collectively, the “Indemnified Persons”), shall be indemnified by the Company for any losses or damage sustained with respect to such action or proceeding, and the Company shall advance such Indemnified Person’s reasonable related expenses to the fullest extent permitted by law. “Person” means an individual, corporation, association, limited liability company, limited liability partnership, limited partnership, partnership, estate, trust or other unincorporated organization. The Company shall have the power to purchase and maintain insurance on behalf of the Indemnified Persons against any liability asserted against or incurred by them. The duty of the Company to indemnify the Indemnified Persons under this Section 18 shall not extend to actions or omissions of any Indemnified Person which are grossly negligent or which involve fraud, misrepresentation, bad faith, or other willful misconduct by such Indemnified Person or which are in material breach or violation by such Indemnified Person of this Agreement, in each case as determined by a court of competent jurisdiction. No Indemnified Person shall be liable to the Company or any other Member for actions taken in good faith. The duty of the Company to indemnify the Indemnified Persons under this Section 18 shall be limited to the assets of the Company, and no recourse shall be available against any Member for satisfaction of such indemnification obligations of the Company.

19. Miscellaneous.

(a) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(b) Captions. All captions used in this Agreement are for convenience only and shall not affect the meaning or construction of any provision hereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

(e) Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be effective and deemed delivered or given, as the case may be, (i) if given by facsimile, when transmitted and the appropriate confirmation is received from the machine transmitting such facsimile, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next business day, (ii) if given by reputable overnight courier, on the next business day, (iii) by hand delivery, when delivered (iv) if mailed, on the second business day following the day on which sent by first class mail or (v) if electronically mailed, when transmitted, and followed by hard copy via overnight mail or reputable overnight courier for receipt the next business day.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first above written.

GREEN TREE CREDIT SOLUTIONS LLC

By:
Name:	David C. Schneider
Title:	President

[Signature Page to Walter Management Holding Company LLC Third A&R LLC Agreement]

SCHEDULE A

Officers

Name	Position
David Schneider	President

Cheryl A. Collins	Senior Vice President and Treasurer

Kimberly A. Perez	Senior Vice President and Chief Accounting Officer

Patricia Hobbib	Senior Vice President and Secretary

Stuart Boyd	Assistant Secretary

Wanda J. Lamb- Lindow	Assistant Secretary